                       UNFUNDED DEFERRED COMPENSATION AGREEMENT

This Agreement is made on August 21, 1992 between Scripps Bank, a California banking corporation ("Scripps") and Ronald J. Carlson, a California resident ("Carlson"), as follows:

1. RECITAL . This Agreement is made with reference to the following essential recitals of fact:

     1.1.  Carlson is the President of Scripps.

     1.2. Scripps and Carlson wish to provide for certain deferred compensation payments to Carlson, as set forth in this Agreement.

2. DEFINITIONS. As used in this Agreement, the following terms shall have the meaning provided below:

     2.1. "Annual Benefit" shall mean accrued portion of the sum of $20,000.00, as adjusted from time to time in accordance with paragraph 3 below, payable in equal monthly installments.

     2.2. "Code" shall mean the Internal Revenue Code of 1986, as amended, and any successor statute.

     2.3. "Disability" shall mean a physical or mental condition, other than death, resulting from bodily injury, disease or mental disorder which, in the written opinion of competent medical authority selected by Scripps, renders Carlson incapable of performing any gainful employment.

     2.4. "Year of Service" shall mean a 12 month period, beginning on February 6 of each year, and ending on February 5 of the following year, commencing as of February 6, 1992, during all of which period Carlson is employed by Scripps.

3. AGREEMENT TO PROVIDE DEFERRED COMPENSATION. In consideration of the continued services of Carlson, Scripps agrees to pay Carlson deferred compensation as follows:

     3.1. Scripps agrees to pay Carlson the accrued Annual Benefit, in equal monthly installments, commencing as of the date specified in paragraph 4.2 below, and continuing thereafter from year to year for so long as Carlson is alive.

     3.2. If Carlson dies, is impaired by a Disability, or otherwise separates from service, prior to attaining age 65, then the accrued Annual Benefit shall be determined as provided in this paragraph. The Annual Benefit due to Carlson shall be accrued each year in the ratio that the number of completed Years of Service with Scripps bears to the total number of Years of Service Carlson would have assuming that he remained in employment with Scripps until attaining age
65. Carlson shall not be entitled to any credit for any Year of Service prior to

July 1, 1992 nor shall Carlson be entitled to any credit for any Year of Service if he is not employed by Scripps on the last day of such Year or Service. There shall be no credit for partial Years of Service. Upon Carlson's death, impairment by a Disability or other separation from service with Scripps, prior to attaining age 65, Carlson shall be entitled to such portion of the Annual Benefit accrued to that date. The following is an example of the operation of this paragraph:

                                       EXAMPLE

           Assume that Carlson separates from service with Scripps on December 31, 1998, and assume that his employment has been continuous from the effective date of this Agreement until such date of separation. Carlson would reach age 65 on February 6, 2000. As the date of separation, Carlson would then have 6 full Years of Service and he would have had 8 full Years of Service had he remained in employment with Scripps until reaching 65. Thus, the Annual Benefit would be $20,000.00 multiplied times 6/8ths to yield $15,000.00.

     3.3. On February 6 of each year, beginning with the February 6 on which Carlson attains age 66, the accrued Annual Benefit for the ensuing 12 months shall be adjusted for any increases (not for any decreases) in the cost of living as provided below. If Carlson shall separate from service due to his impairment by a Disability, or if payments shall commence to Carlson's wife following his death prior to reaching age 65, then no cost of living adjustments shall be made to the accrued Annual Benefit until after February 6 of the year in which he attains or would have attained age 65. If Carlson shall remain employed by Scripps after reaching age 65, then the accrued Annual Benefit shall be increased by an amount computed under this paragraph as if Carlson had separated from service with Scripps upon attaining age 65. The method of computing such adjustment shall be as follows:

     3.3.1. On each applicable anniversary date, the accrued Annual Benefit shall be multiplied times a traction, (a) the numerator of which is the Consumer Price Index, All Urban Items, San Diego MSA (the "Index"), in effect on the applicable anniversary date, and (b) the denominator of which is the Index which is in effect as of February 6 of the year in which Carlson attains 65, or if applicable, would have attained age 65. If the Index is revised or discontinued, then the parties shall use such other index which is created as its replacement (or if there is no replacement, then such other similar index) in order to obtain substantially the same adjustment to the Annual Benefit as would be made under the Index. In no event shall the Annual Benefit, as previously adjusted for cost of living increases, be reduced as a result of the application of such fraction.

     3.4. The calculation of any increases, decreases or other adjustments to the Annual Benefit shall be made by enrolled actuarial company selected by Scripps, whose determination shall be final and conclusive. Scripps reserves the right, in its discretion, to increase the Annual Benefit from time to time and in such amounts as its Board of Directors may designate in writing. Any such optional increases to the Annual Benefit may be revoked by Scripps at any time by written notice to Carlson or Carlson's wife, if applicable.

4. FORM OF PAYMENT. The accrued Annual Benefit, as computed under paragraph 3 above, shall be paid to Carlson as follows:

     4.1. All payments shall be in the form of a direct deposit or a check issued by Scripps to Carlson. Nothing contained in this Agreement shall be construed to require Scripps to purchase an annuity or other similar investment to provide benefits to Carlson. However, Scripps, in its discretion, may purchase an annuity from a licensed life insurance company in order to provide benefits to Carlson under this Agreement, and if Scripps elects to transfer ownership of such annuity to Carlson, then Scripps shall be discharged from any further obligations to Carlson under this Agreement, regardless of any subsequent default or other financial insolvency of such insurance company.

     4.2. Payments to Carlson shall begin as of the first day of the first month after the later of (a) the date on which Carlson attains age 65, or (b) the date when Carlson separates from service with Scripps. If Carlson shall be impaired by a Disability which causes him to separate from service, then the accrued Annual Benefit shall commence to be paid to Carlson as of the first day of the first month after such Disability has been verified by Scripps in accordance with this Agreement. If Carlson shall separate from service due to his death, then payment of the accrued Annual Benefit to the wife of Carlson, if any, shall commence as of the first day of the first month after notice of such death has been delivered to Scripps. Subject to paragraph 4.3 below, if Carlson shall die before attaining age 65, then payment of the accrued Annual Benefit to the wife of Carlson, if any, shall commence as of the first day of the first month after the date on which Carlson would have attained age 65 had he lived to that date.

     4.3. The accrued Annual Benefit payments shall be continued by Scripps, without reduction other than a reduction provided in paragraph 3 above or paragraph 6 below, to the wife of Carlson, as follows:

     4.3.1. If Carlson shall die, then the accrued Annual Benefit shall be paid to the wife of Carlson, as determined under this paragraph 4, for so long as she may live.

     4.3.2. If Carlson shall be impaired by a Disability, and if thereafter he shall begin to receive payment of the accrued Annual Benefit, and if Carlson shall thereafter die, then the accrued Annual Benefit shall be paid to Carlson's wife for so long as she may live, as determined under this paragraph 4.

           4.3.3. For the purposes of this Agreement, Carlson shall not be considered to have a wife if at the time of his death or other separation from service either Carlson or his wife have filed a petition for the dissolution of their marriage. In the case of Disability, Carlson would not be considered to have a wife if (a) prior to his death he was divorced after his separation from service and subsequently remarried, or (b) if prior to his death either Carlson or his wife (as of the time of separation from service) have filed a petition for the dissolution of their marriage. In no event shall any wife of Carlson who was not married to Carlson at the time of his separation from service, or any heir of such wife, be entitled to any portion of the Annual Benefit.

     4.4. If Carlson or his wife, if applicable, shall die during a month, then the recipient shall be entitled to retain the entire payment of the portion of the Annual Benefit due for such month. If at any time under this Agreement after the death of Carlson it is determined that there is no wife of Carlson who is entitled to the accrued Annual Benefit, then Scripps shall have no liability to make any further payments of the Annual Benefit to any person.

     4.5. Except as provided in paragraph 4.1 above, nothing contained in this Agreement shall be construed to give either party the right to accelerate the time for making payments to Carlson of the Annual Benefit or to pay Carlson a lump sum amount in lieu thereof.

5. UNFUNDED BENEFIT. Carlson agrees that there shall be no trust or other funding investment required to be used by Scripps in order to accumulate funds with which to pay the accrued Annual Benefit. Carlson further acknowledges that the payment of the accrued Annual Benefit shall be subject to the financial ability of Scripps to make such payments, in accordance with applicable insolvency, bankruptcy and banking laws. Nothing contained in this Agreement shall be construed as any guarantee that Carlson will receive all or any portion of the Annual Benefit. Scripps may, in its discretion, acquire investments to provide for payment of the Annual Benefit, and all such investments shall be sole and exclusive property of Scripps. Carlson shall have no interest in any such investments and shall have no right to direct how Scripps acquires or manages any such investments.

6. TAX WITHHOLDING AND OTHER DEDUCTIONS. Notwithstanding anything in this Agreement to the contrary, Scripps shall have the right to reduce any payment due to Carlson or his wife under this Agreement (a) by income tax withholding, FICA, SDI, SUI, or other applicable payroll withholdings required by law, and
(b) any amounts owed by Carlson to Scripps for any reason, including without limitation, amounts due to Scripps due to Carlson's breach of his duties as an employee of Scripps.

7. TERMINATION OF AGREEMENT. Scripps reserves the right to terminate this Agreement at any time. In the event of such termination, the following shall apply:

     7.1. If such termination occurs prior to Carlson's separation from service, then Carlson shall be deemed to have separated from service as of such termination date and shall be entitled to his then accrued benefit, as computed under paragraph 3 above.

     7.2. If such termination occurs after Carlson's separation from service, then Carlson shall continue to receive the accrued Annual Benefit as provided in paragraph 4 above.

8. AMENDMENT. Scripps shall have the right to amend this Agreement from time to time, provided, however, that any amendment which would reduce the accrued Annual Benefit shall be considered to be a termination of this Agreement and subject to the provisions of paragraph 7 above.

9. AFFILIATED EMPLOYERS. This Agreement may be adopted, in whole or in part, by any other entity which is affiliated with Scripps by means of a written instrument duly executed by such entity; provided, however, that such action shall not be construed to relieve Scripps of its obligations under this Agreement.

10. UNSECURED RIGHTS. The rights of Carlson and any wife of Carlson to receive any benefit under this Agreement shall be unsecured and shall be subject to the claims, if any, of the creditors of Scripps.

11. APPLICABLE LAW. This Agreement shall be construed in accordance with and governed by the laws of the State of California.

12. RESTRICTIONS ON ALIENATION OF BENEFITS. None of the payments, benefits or rights of Carlson or his wife shall be subject to any claim of any creditor, and, in particular, to the fullest extent permitted by law, all such payments, benefits and rights shall be free from attachment, garnishment, trustee's process or any other legal or equitable process available to any creditor of such Participant, spouse or beneficiary. Neither Carlson, nor his wife nor any other person shall have the right to alienate, anticipate, commute, pledge, encumber or assign any of the benefits or payments which he or she may expect to receive, contingently or otherwise, under this Agreement.

13. NO CONTRACT OF EMPLOYMENT. Nothing contained in this Agreement shall be construed as giving Carlson any right to be retained in the service of Scripps.

14. ERISA EXEMPTION. The parties intend that this Agreement shall be exempt from the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") as being an unfunded arrangement to pay deferred compensation to a select group of management or highly compensated employees of Scripps, as provided in section 201 of ERISA and Department of Labor Regulation section 2520.104-23. The provisions of this Agreement shall be construed in accordance with this intent.

15. INTERPRETATION OF AGREEMENT. The Directors Of Scripps shall have full authority to interpret, construe and administer the terms and provisions of this Agreement, in their sole discretion, and their decisions shall be final and conclusive. No director of Scripps shall be individually liable to Carlson with respect to any action taken or omitted to be taken by such director with respect to this Agreement unless attributable to the wilful misconduct of such director.

16. SEVERABILITY OF PROVISIONS. If any provision of this Agreement shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and this Agreement shall be construed and enforced as if such provisions had not been included.

17. HEIRS, ASSIGNS AND PERSONAL REPRESENTATIVES. Subject to the restrictions on alienation in paragraph 12 above, this Agreement shall be binding upon the heirs, executors, administrators, successors and assigns of the parties.

18. HEADINGS AND CAPTIONS. The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Agreement, and shall not be employed in the construction of the Agreement.

19. GENDER AND NUMBER. Except where otherwise clearly indicated by context, the masculine and the neuter shall include the feminine and the neuter, the singular shall include the plural, and vice-versa.

20. PRIOR UNDERSTANDINGS. This Agreement contains the entire agreement between the parties to this Agreement with respect to the subject matter of this Agreement and supersedes all prior understandings, agreements, representations and warranties, if any, with respect to such subject matter.

21. NOTICES. All notices or other communications required or permitted to be given to a party to this Agreement shall be in writing and shall be personally delivered, sent by registered or certified mail, postage prepaid, return receipt requested, or sent by an overnight express courier service that provides written confirmation of delivery, to such party at the following respective address:

     To Scripps:         7817 Ivanhoe Avenue
                         La Jolla, CA 92037

     To Carlson:         6584 Avenida Manana
                         La Jolla, CA 92037

Each such notice or other communication shall be deemed given, delivered and received upon its actual receipt, except that if it is mailed in accordance with this Paragraph, then it shall be deemed given, delivered and received on the delivery date or the date on which delivery is refused by the addressee, in either case, in accordance with the United States Postal Service's return receipt. Any party to this Agreement may give a notice of a change of its address to the other party(ies) to this Agreement.

22. WAIVER. No delay or omission in the exercise of any right or remedy shall impair such right or remedy or be construed as a waiver. A consent to or approval of any act shall not be deemed to waive or render unnecessary consent to or approval of any other or subsequent act. Any waiver of a default under this Agreement must be in writing and shall not be a waiver of any other default concerning the same or any other provision of this Agreement.

23. DRAFTING AMBIGUITIES. The parties to this Agreement acknowledge that each party to this Agreement and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or of any amendments or exhibits to this Agreement.

Executed on August 21, 1992 at San Diego, California.

Scripps Bank

by: /s/ William E. Nelson
   --------------------------------------
   William E. Nelson, Chairman


/s/ Ronald J. Carlson
-----------------------------------------
Ronald J Carlson, Individually

               MODIFICATION OF UNFUNDED DEFERRED COMPENSATION AGREEMENT

In accordance with the provisions of Section 4.3 of the Unfunded Deferred Compensation Agreement dated August 21, 1992 by and between a California banking corporation ("Scripps Bank") and Ronald J. Carlson, a California resident, ("Carlson"), as amended, the agreement is hereby modified to include the following, as may be applicable to the original agreement:

3.4 Any such optional increases to the Annual Benefit may be revoked by Scripps at any time by written notice to Carlson or Barbara Ann Carlson, if applicable.

4.2 if Carlson shall separate from service due to his death, then payment of the accrued Annual Benefit to Barbara Ann Carlson, if any, shall commence as of the first day of the first month after notice of such death has been delivered to Scripps. Subject to paragraph 4.3 below, if Carlson. shall die before attaining age 65, then payment of the accrued Annual Benefit to Barbara Ann Carlson , if any, shall commence as of the first day of the first month after the date on which Carlson would have attained age 65 had he lived to that date.

4.3 For the purposes of this Agreement, the accrued Annual Benefit payments shall be continued by Scripps, without reduction other than a reduction provided in paragraph 3 above or paragraph 6 below to Barbara Ann Carlson, as follows:

4.3.1 If Carlson shall die, then the accrued Annual Benefit shall be paid to Barbara Ann Carlson, as determined under this paragraph 4, for so long as she may live.

4.3.2 If Carlson shall be impaired by a Disability, an if thereafter he shall begin to receive payment of the accrued Annual Benefit, and if Carlson shall thereafter die, then the accrued Annual Benefit shall be paid to Barbara Ann Carlson for so long as she may live, as determined under this paragraph 4

4.3.3  For the purpose of this agreement, this paragraph is null and void.

4.4 If Carlson or Barbara Ann Carlson, shall die during a month, then the recipient shall be entitled to retain the entire payment of the portion of the Annual Benefit due for such month. If at any time under this Agreement after the death of Carlson, Barbara Ann Carlson is entitled the accrued Annual Benefit. Scripps shalt have no liability to make any further payments of the Annual Benefit to any other person.

IN WITNESS WHEREOF, the parties hereto have executed this agreement as a supplement to the Original Agreement

                                        SCRIPPS BANK
/s/ Ronald J. Carlson
--------------------------              /s/ [ILLEGIBLE]
Ronald J. Carlson ("Carlson")           ----------------------------------
                                        Chairman of the Board


Date: 12/22/97                          Date: 12/22/97
     ---------------------                   -----------------------------